EXHIBIT 99(d)
                            HUBCO, INC.
                       3100 Bergenline Avenue
                    Union City, New Jersey 07087


                                                     April ___, 1994
Chemical Bank
450 West 33rd Street
15th Floor
New York, NY  10001

          Re:  HUBCO, Inc.
               (the "Issuer")
               --------------
Gentlemen:

          Pursuant to the Exchange Offer section of our Prospectus dated _______________ (the "Prospectus"), we appoint you as Exchange Agent subject to the terms hereof.

          As Exchange Agent, you are hereby instructed to perform the specific exchange agency duties set forth in The Exchange Offer section of the Prospectus and the related Letter of Transmittal.

          You will be acting solely as agent for the Issuer hereunder and will owe no fiduciary duties to any person by reason of this appointment.

          You will perform such duties and only such duties as are specifically set forth herein, and no implied covenants or obligations shall be read into this appointment against you.
Without limiting and in furtherance of the foregoing, you shall not be liable or responsible for any of the provisions of the Prospectus except for those expressly referred to herein above.

          In the absence of willful misconduct or gross negligence on your part, you shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by you in the performance of your duties hereunder. You shall not be liable for any error of judgment made in good faith unless you shall have been grossly negligent in ascertaining the pertinent facts.

          You may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any oral or written instruction, notice, request, direction, consent, report, certificate, form of bond certificate or other instrument, paper or document in good faith believed by you to be genuine.

          You may consult with counsel of your choice and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon.

          You shall not be required to advance, expend or risk your own funds or otherwise incur or become exposed to financial liability in the performance of your duties hereunder.

          You may perform your duties and exercise your rights hereunder directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by you with due care hereunder.

          You make no representations as to (i) the validity or adequacy of the Issuer's power to make this appointment, or (ii) the Exchange Offer.

          In consideration of your acceptance of the foregoing appointment by the Issuer, the Issuer hereby agrees:

          1. to pay to you from time to time reasonable compensation for all services rendered by you under the foregoing appointment;

          2. to reimburse you upon your request for all reasonable expenses, disbursements and advances incurred or made by you in accordance with any of your agency duties (including the reasonable compensation and the expenses and disbursements of your agents and counsel), except any such expenses, disbursements or advance as may be attributable to your gross negligence or willful misconduct; and

          3. to indemnify you for, and to hold you harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on your part, arising out of or in connection with the acceptance or administration of the agency created under the foregoing appointment, including the costs and expenses (including the reasonable fees and expenses of your counsel) of defending yourself against any claim or liability in connection with the exercise or performance of any of your duties thereunder and of enforcing this indemnification provision.

                                   HUBCO, INC.

                                   By:
                                       Kenneth T. Neilson
                                       President
ACCEPTED:

CHEMICAL BANK


By:
     Name:
     Title: